Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Second Quarter 2017 Financial Results

Columbia, MD. July 27, 2017. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended June 30, 2017.
Overview:

•	Revenue of $131.2 million for second quarter of 2017, an increase from $125.5 million for second quarter of 2016

•	Operating income of $9.1 million for second quarter of 2017, an increase from $8.2 million for second quarter of 2016

•	Diluted earnings per share of $0.35 for second quarter of 2017, an increase from $0.29 per share for second quarter of 2016

•	Cash flow from operations of $19.8 million for the six months ended June 30, 2017, an increase from $10.0 million for the same period in 2016

The Company's revenue increased $5.6 million or 4% during the second quarter of 2017 compared to the same quarter in 2016. The revenue growth was primarily attributable to a 22% increase in the Performance Readiness Solutions segment, due to both acquisitions and organic growth, as well as organic growth in both the Learning Solutions and Sandy Training & Marketing segments due to increased training services. Foreign currency exchange rate declines resulted in a total $3.2 million or 3% decrease in U.S. dollar reported revenue during the second quarter of 2017.

Gross profit increased $2.1 million or 10% to $22.4 million or 17% of revenue for the second quarter of 2017 compared to $20.3 million or 16% of revenue for the second quarter of 2016. Operating income increased 12% to $9.1 million for the second quarter of 2017 from $8.2 million for the second quarter of 2016. Income before income taxes was $8.5 million for the second quarter of 2017 compared to $8.0 million for the second quarter of 2016. Income tax expense decreased to $2.6 million, or a 31% effective tax rate, for the second quarter of 2017 compared to $3.1 million or a 38% effective tax rate, for the second quarter of 2016. Net income was $5.9 million, or $0.35 per share, for the second quarter of 2017 compared to $4.9 million, or $0.29 per share, for the second quarter of 2016.

"GP Strategies reported second quarter 2017 EBITDA of $10.8 million compared to $10.0 million for the corresponding quarter in 2016" stated Scott N. Greenberg, Chief Executive Officer. "The Company achieved this 7% increase in EBITDA while incurring approximately $1.1 million of financial system implementation costs during the quarter. In addition, all of our operating segments reported increased gross margins during the second quarter of 2017 compared to the same quarter in 2016. The Company accomplished this solid performance despite a $3.2 million decline in U.S.

dollar reported revenue from foreign currency fluctuations. GP Strategies continued its acquisition strategy and in April completed the acquisition of Emantras, which is based in India and strengthens our eLearning content development capabilities. We are currently evaluating additional acquisition opportunities.”

Balance Sheet and Cash Flow Highlights
As of June 30, 2017, the Company had cash and cash equivalents of $23.7 million compared to $16.3 million as of December 31, 2016. The Company had $34.0 million of long-term debt outstanding as of June 30, 2017. In addition, the Company had $24.5 million of short-term borrowings outstanding and $70.1 million of available borrowings under its line of credit as of June 30, 2017.

Cash provided by operating activities was $19.8 million for the six months ended June 30, 2017 compared to $10.0 million for the same period in 2016. During the six months ended June 30, 2017 and 2016, the Company repurchased approximately 101,000 and 340,000 shares, respectively, of its common stock in the open market for a total cost of approximately $2.4 million and $8.0 million, respectively. As of June 30, 2017, there was approximately $3.6 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on July 27, 2017. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-954-0683 or 415-226-5357, using conference ID number 21856255. A telephone replay of the call will also be available beginning at 12:00 p.m. on July 27th, until 12:00 p.m. on August 10th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21856255. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2017	2016	2017	2016

Revenue	$131,161	$125,542	$253,608	$241,298
Cost of revenue	108,726	105,198	211,785	203,027
Gross profit	22,435	20,344	41,823	38,271
Selling, general and administrative expenses	13,238	12,279	26,232	24,249
Gain (loss) on change in fair value of contingent consideration, net	(96)	88	101	(71)
Operating income	9,101	8,153	15,692	13,951
Interest expense	534	359	972	604
Other income (expense)	(107)	175	(182)	629
Income before income tax expense	8,460	7,969	14,538	13,976
Income tax expense	2,597	3,056	4,589	5,263
Net income	$5,863	$4,913	$9,949	$8,713

Basic weighted average shares outstanding	16,717	16,677	16,729	16,718
Diluted weighted average shares outstanding	16,833	16,768	16,837	16,799
Per common share data:
Basic earnings per share	$0.35	$0.29	$0.59	$0.52
Diluted earnings per share	$0.35	$0.29	$0.59	$0.52

Other data:
EBITDA(1)	$10,757	$10,038	$18,716	$18,055

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2017	2016	2017	2016
Revenue by segment:
Learning Solutions	$53,403	$52,706	$103,149	$102,612
Professional & Technical Services	25,652	26,024	50,961	51,853
Sandy Training & Marketing	28,363	27,374	52,964	49,198
Performance Readiness Solutions	23,743	19,438	46,534	37,635
Total revenue	$131,161	$125,542	$253,608	$241,298

Gross profit by segment:
Learning Solutions	$10,108	$9,572	$18,864	$19,276
Professional & Technical Services	4,137	4,106	8,736	7,990
Sandy Training & Marketing	4,075	3,830	6,951	6,281
Performance Readiness Solutions	4,115	2,836	7,272	4,724
Total gross profit	$22,435	$20,344	$41,823	$38,271

Supplemental Cash Flow Information:
Net cash provided by operating activities	$15,640	$1,419	$19,758	9,982
Capital expenditures	(1,244)	(347)	(1,769)	(922)
Free cash flow	$14,396	$1,072	$17,989	9,060

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2017	2016	2017	2016
Net income	$5,863	$4,913	$9,949	$8,713
Interest expense	534	359	972	604
Income tax expense	2,597	3,056	4,589	5,263
Depreciation and amortization	1,763	1,710	3,206	3,475
EBITDA	$10,757	$10,038	$18,716	$18,055

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$23,714	$16,346
Accounts and other receivables	99,588	105,549
Costs and estimated earnings in excess of billings on uncompleted contracts	45,513	39,318
Prepaid expenses and other current assets	13,325	11,481
Total current assets	182,140	172,694
Property, plant and equipment, net	5,354	4,547
Goodwill and other intangible assets, net	147,090	133,597
Other assets	6,905	4,763
Total assets	$341,489	$315,601

Current liabilities:
Short-term borrowings	$24,483	$17,694
Current portion of long-term debt	12,000	12,000
Accounts payable and accrued expenses	72,260	64,596
Billings in excess of costs and estimated earnings on uncompleted contracts	18,605	18,545
Total current liabilities	127,348	112,835
Long-term debt	22,000	28,000
Other noncurrent liabilities	9,614	7,270
Total liabilities	158,962	148,105
Total stockholders’ equity	182,527	167,496
Total liabilities and stockholders’ equity	$341,489	$315,601

© 2017 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925